Exhibit 99.1

Marshall Edwards, Inc.

CONTACTS:	Warren Lancaster +1-203-966-2556 (USA) warren.lancaster@marshalledwardsinc.com

David Sheon +1 202 547-2880 (USA) dsheon@WHITECOATstrategies.com
FOR IMMEDIATE RELEASE
MARSHALL EDWARDS, INC. RECEIVES NASDAQ STAFF DETERMINATION
NEW CANAAN CT — March 19, 2010 — Marshall Edwards, Inc. (NASDAQ: MSHL), a specialist oncology company focusing on the clinical development of novel anti-cancer therapeutics, announced today that on March 16, 2010, it received written notification (the “Staff Determination”) from The Nasdaq Stock Market, Inc. (“Nasdaq”) that, based upon the Company’s failure to regain compliance with the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) by March 15, 2010, the Company’s common stock is subject to delisting at the opening of business on March 25, 2010, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel on or before 4:00 p.m. Eastern Time on March 23, 2010. The Company intends to request a hearing before the Nasdaq Listing Qualifications Panel to address the minimum bid price deficiency before 4:00 p.m. Eastern Time on March 23, 2010, which request will stay any action with respect to the Staff Determination until the Nasdaq Listing Qualifications Panel renders a decision subsequent to the hearing. However, there can be no assurance that Nasdaq will grant the Company’s request for continued listing.
As previously announced on September 22, 2009 by the Company, it received a notice from Nasdaq on September 16, 2009 indicating that the Company failed to comply with the minimum bid price requirement because the bid price of its common stock closed under $1.00 per share for 30 consecutive business days. The notice also stated that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company would be provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock had to remain at or above $1.00 per share for a minimum of 10 consecutive business days prior to the market close on March 15, 2010. The Company did not regain compliance with the $1.00 minimum bid price requirement by such time, which resulted in the issuance of the Staff Determination
On February 9, 2010, the Company announced that its Board of Directors has approved a reverse stock split of the Company’s common stock. The Board’s decision is intended to ensure that Marshall Edwards is in full compliance with Nasdaq’s listing rules. The reverse stock split is subject to stockholder approval at the Special Meeting of the Stockholders scheduled to be held on March 29, 2010.

About Marshall Edwards, Inc.
Marshall Edwards, Inc. is a specialist oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from a flavonoid technology platform, which has generated a number of novel compounds characterized by broad ranging activity against a range of cancer cell types with few side effects. The combination of anti-tumor cell activity and low toxicity is believed to be a result of the ability of these compounds to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards has licensed rights from Novogen Limited (ASX: NRT NASDAQ: NVGN) to bring four oncology drugs — phenoxodiol, triphendiol NV-143 and NV-128 — to market globally.
Marshall Edwards is majority owned by Novogen, an Australian biotechnology company that is specializing in the development of therapeutics based on a flavonoid technology platform. Novogen is developing a range of therapeutics across the fields of oncology, cardiovascular disease and inflammatory diseases. More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.